EXHIBIT 2.1

AGREEMENT FOR PURCHASE AND SALE

among

Ladder Companies, Inc. and Tri-Flow, Inc.

as Seller

and

Anadarko Minerals, Inc.

as Buyer

June 1, 2007

i

	5.5	Environmental Review	10

6.	COVENANTS OF BUYER PENDING CLOSING		10

7.	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER		11

	7.1	Representations and Warranties	11
	7.2	Consents	11
	7.3	Compliance	11
	7.4	No Pending Suits	11
	7.5	Purchase Price Adjustments	11

8.	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER		11

	8.1	Representations and Warranties	11
	8.2	Compliance	11
	8.3	No Pending Suits	11
	8.4	Purchase Price Adjustments	12

9.	CLOSING		12

	9.1	The Closing	12
	9.2	Documents to be Delivered at Closing	12
	9.3	Possession	12
	9.4	Payment of Purchase Price	12

10.	CASUALTY LOSS		13

11.	TERMINATION		13

	11.1	Termination Events	13
	11.2	Effect of Termination	13

12.	ASSUMPTION BY BUYER; ASSUMED OBLIGATIONS		13

13.	PRODUCTION, PROCEEDS, EXPENSES AND TAXES		14

	13.1	Division of Ownership	14
	13.2	Division of Expenses; Royalties	14

14.	FINAL ACCOUNTING		14

	14.1	Settlement Statement	14
	14.2	Arbitration of Final Settlement	15
	14.3	Payment	15

15.	SURVIVAL AND INDEMNIFICATION		15

	15.1	Survival and Notice	15
	15.2	Liabilities	15
	15.3	Seller’s Indemnification	15
	15.4	Buyer’s Indemnification	16
	15.5	Limitations on Liability	16

	15.6	Waiver of Representations	17
	15.7	Waiver of Consumer Rights	18

16.	FURTHER ASSURANCES		19

	16.1	Additional Acts	19

17.	ACCESS TO RECORDS BY SELLER		19

18.	NOTICES		19

19.	ASSIGNMENT		19

20.	GOVERNING LAW		20

21.	EXPENSES AND FEES		20

22.	INTEGRATION		20

23.	WAIVER OR MODIFICATION		20

24.	HEADINGS		20

25.	INVALID PROVISIONS		20

26.	MULTIPLE COUNTERPARTS		21

27.	THIRD PARTIES		21

28.	LIKE KIND EXCHANGES		21

TABLE OF DEFINED TERMS

Term	Section
Accounting Defects	5.7
Adjusted Purchase Price	2.1
Adverse Environmental Condition	Annex II
Agreement	Page 1, Annex III
Allocated Value	Annex I
Assignment	Annex III
Assignor	Annex III
Assignee	Annex III
Assumed Obligations	12
Business Day	18
Buyer Indemnified Parties	15.3
Buyer	Page 1
Casualty Loss	10
Closing	9.1
Closing Date	9.1
Closing Period	2.3.1(a)
Closing Statement	2.4
Conveyance	Annex IV
Contracts	1.1.7, Annex III
Cure Period	Annex I
Data	1.1.6, Annex III
Defensible Title	Annex I
Effective Date	1, Annex III
Environmental Claim	Annex II
Environmental Consultant	Annex II
Environmental Contaminant	Annex II
Environmental Defect Deductible	Annex II
Environmental Defect Value	Annex II
Environmental Defect Threshold	Annex II
Environmental Laws	Annex II
Environmental Liability	Annex II
Environmental Liabilities	Annex II
Environmental Permits	Annex II
Environmental Review	5.5
Equipment	1.1.5
Equitable Limitations	3.3
Final Settlement Statement	14.1
Liabilities	15.2
Liens	Annex I
Net Revenue Interest	Annex I
Notice Date	Annex I
Oil and Gas Properties	1.1.1, Annex III
Performance Deposit	2.2

Permitted Encumbrances	Annex I
Permits	1.1.8
Properties	1, Annex III
Purchase Price	2.1
Remediate	Annex II
Royalties	13.2
Seller	Page 1
Seller Group	Annex II
Substances	1.1.3, Annex III
Surface Contracts	1.1.4
Taxes	13.2
Title Defect	Annex I
Title Defect Amount	Annex I
Title Defect Deductible	Annex I
Title Defect Threshold	Annex I
Title Property	Annex I
Title Properties	Annex I
Title Review	5.4
Wells	1.1.2, Annex III
Working Interest	Annex I

v

AGREEMENT FOR PURCHASE AND SALE

This Agreement for Purchase and Sale (“Agreement”) is made and entered into on this the 1st day of June 2007, among Ladder Companies, Inc.., a Delaware corporation  and Tri-Flow, Inc., an Oklahoma corporation (collectively “Seller”), and Anadarko Minerals, Inc, an Oklahoma corporation (“Buyer”).

1.                                       Sale and Purchase of the Properties.  Subject to the terms and conditions and for the consideration herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller agrees to sell, assign, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller at Closing, effective as of nine a.m. at the location of each of the Oil and Gas Properties on April 1, 2007 (the “Effective Date”), all of the interest of Seller in and to the properties described in Sections 1.1.1 through 1.1.9 as they exist on the Effective Date (the “Properties”):

1.1                                 The Properties.

1.1.1                        Oil and Gas Properties.  All properties described on Exhibit 1.1.1 whether the interest of Seller in such properties is fee interests, leasehold interests, licenses, concessions, working interests, farmout rights, royalty, overriding royalty or other non-working or carried interests, operating rights or other mineral rights of every nature and any rights that arise by operation of law or otherwise in all properties and lands pooled, unitized, communitized or consolidated with such properties (the “Oil and Gas Properties”).

1.1.2                        Wells.  All oil, condensate or natural gas wells, water source wells, and water and other types of injection wells either located on the Oil and Gas Properties or used or held for use in connection with the Oil and Gas Properties under a Surface Contract, whether producing, operating, shut-in or temporarily abandoned (the “Wells”).

1.1.3                        Severed Substances.  All severed crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, petroleum, natural gas liquids, condensate, products, liquids and other hydrocarbons and other minerals or materials of every kind and description produced from the Oil and Gas Properties and either (a) in storage tanks on the Effective Date or (b) sold on or after the Effective Date (the “Substances”).

1.1.4                        Surface Contracts.  All leases, easements, privileges, right-of-way agreements, licenses or other agreements relating to the use or ownership of surface and subsurface properties and structures that are used or held for use in connection with the exploration, production or development of Substances from the Oil and Gas Properties, including the interests described on Exhibit 1.1.4 (the “Surface Contracts”).

1.1.5                        Equipment.  All equipment, fixtures, physical facilities or interests therein (including but not limited to gathering lines, pipelines, compressors and gas plants) of every type and description to the extent that the same are used or held for use in connection with the ownership or operation of the Properties and are located on the Oil and Gas Properties (the “Equipment”).

1.1.6                        Information and Data.  All (a) abstracts, title opinions, title reports, title policies, lease and land files, surveys, analyses, compilations, correspondence, filings with and reports to regulatory agencies, other documents and instruments to the extent they are directly related to the Oil and Gas Properties and the transfer thereof is not prohibited by any existing contractual obligations (the “Data”).

1.1.7                        Contracts.  All contracts and arrangements that directly relate to the Properties and the production, storage, treatment, transportation, processing, purchase, sale, disposal or other disposition of Substances therefrom and any and all amendments, ratifications or extensions of the foregoing, to the extent that any of the foregoing relate to periods on or after the Effective Date (the “Contracts”) and all rights to make claims and receive proceeds under any insurance policy held by or on behalf of any Seller in connection with the Properties for any claim that arises from the Effective Date through the Closing Date in connection with the Properties.

1.1.8                        Permits.  All franchises, licenses, permits, approvals, consents, certificates and other authorizations and other rights granted by governmental authorities and all certificates of convenience or necessity, immunities, privileges, grants and other rights, that relate to the Properties or the ownership or operation of any thereof (the “Permits”), including, without limitation, the Permits described on Exhibit 1.1.8 hereto.

1.1.9                        Payment Rights.  All (a) accounts, instruments and general intangibles (as such terms are defined in the Uniform Commercial Code of Texas) attributable to the Properties with respect to any period of time after the Effective Date; and (b) liens and security interests in favor of any Seller, whether choate or inchoate, under any law, rule or regulation or under any of the Contracts (i) arising from the ownership, operation or sale or other disposition on or after the Effective Date of any of the Properties or (ii) arising in favor of any Seller as the operator of certain of the Oil and Gas Properties.

1.2                                 Excluded Assets.  As used herein, “Excluded Assets” means (1) all trade credits and all accounts, instruments and general intangibles (as such terms are defined in the Texas Uniform Commercial Code) attributable to the Properties with respect to any period of time prior to the Effective Date; (2) all claims and causes of action of Seller (i) arising from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Date, (ii) arising under or with respect to any of the Contracts that are attributable to periods of time prior to the Effective Date (including claims for adjustments or refunds), or (iii) with respect to any of the Excluded Assets; (3) all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Date; (4) all Substances produced and sold from the Oil and Gas Properties with respect to all periods prior to the Effective Date, together with all proceeds from or of such Substances; (5) claims of Seller for refunds of or loss carry forwards with respect to (i) production or any other taxes attributable to any period prior to the Effective Date, (ii) income or franchise taxes, or (iii) any taxes attributable to the Excluded Assets; (6) all amounts due or payable to Seller as adjustments to insurance premiums related to the Properties with respect to any period prior to the Effective Date; (7) all proceeds, income or revenues (and any security or other deposits made) attributable to (i) the Properties for any period prior to the

Effective Date, or (ii) any Excluded Assets; (8) all personal computers and associated peripherals and all radio and telephone equipment; (9) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (10) all of Seller’s interpretations of geological and geophysical data; (11) all documents and instruments of Seller that may be protected by an attorney-client privilege; (12) data that cannot be disclosed or assigned to Buyer as a result of confidentiality arrangements under agreements with persons unaffiliated with Seller; (13) all audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Effective Date or to any of the Excluded Assets; (14) Seller’s financial and accounting information other than any financial and accounting records delivered to Buyer in connection with Buyer’s due diligence investigation of the Properties; and (15) all (i) agreements and correspondence between Seller and Jefferies, Randall and Dewey (the “Advisor”) relating to the transactions contemplated in this Agreement, (ii) lists of prospective purchasers for such transactions compiled by either Seller or the Advisor, (iii) bids submitted by other prospective purchasers of the Properties, (iv) analyses by Seller or the Advisor of any bids submitted by any prospective purchaser, (v) correspondence between or among Seller or Advisor, or either of their respective representatives, and any prospective purchaser other than Buyer, (vi) correspondence between Seller or Advisor or any of their respective representatives with respect to any of the bids, the prospective purchasers, the engagement or activities of the Advisor or the transactions contemplated in this Agreement.

2.                                       Purchase Price.

2.1                                 Basic Amount.  The purchase price for the Properties, subject to adjustment as provided in Section 2.3, shall be $7,000,000.00 (the “Purchase Price”) The Purchase Price as adjusted pursuant to Section 2.3 is referred to in this Agreement as the “Adjusted Purchase Price.”

2.2                                 Performance Deposit.  Buyer has tendered to the Seller a cash performance deposit of $250,000.00 (the ”Performance Deposit”).  The Performance Deposit shall be deposited by the Seller in an interest bearing account.  If the Closing occurs, the Performance Deposit and any interest earned thereon shall be kept by the Seller and applied to the Purchase Price.  The Performance Deposit and any interest earned thereon shall be returned to Buyer only in accordance with Section 11.2.

2.3                                 Adjustments to Purchase Price.  The Purchase Price shall be adjusted as provided in this Section 2.3.

2.3.1                        The Purchase Price shall be increased by the following amounts (without duplication):

(a)                                  An amount equal to the costs and expenses that are (i) attributable to the Properties for the period from the Effective Date to the Closing Date (the “Closing Period”), (ii) charged to Seller under a Contract and (iii) paid by Seller (whether before or after the Effective Date), including, without limitation, bond and insurance premiums paid by or on behalf of Seller attributable to coverage during the Closing Period.

(b)                                 An amount equal to the interest of Seller in the quantity of Substances produced from the Oil and Gas Properties in the tanks above the pipeline connection on the Effective Date multiplied by (i) with respect to oil, the posted price for such oil on the Effective Date and (ii) with respect to liquids, the posted price for such liquids, net of all applicable taxes.

(c)                                  If Seller is named as the operator under a joint operating agreement covering any of the Oil and Gas Properties, an amount equal to the costs and expenses paid by Seller on behalf of the other joint interest owners that is attributable to periods after the Effective Date.

(d)                                 An amount equal to $613.00 per day from the Effective Date to the Closing Date in lieu of any indirect overhead charges.

(e)                                  An amount equal to the value (determined by Buyer and Seller prior to the Closing Date) of the underproduction as of the Effective Date under any operating agreement, gas balancing and storage agreement, gas processing or dehydration agreement or similar agreement to the extent the volume of such underproduction exceeds the volumes set forth on Exhibit 3.12, or the value (determined by Buyer and Seller prior to the Closing Date) of the overproduction as of the Effective Date under any such agreement to the extent the volume of such overproduction is less than the volume set forth on Exhibit 3.12.

(f)                                    The amount of all taxes prorated to Buyer in accordance with Section 13.3.

2.3.2                        The Purchase Price shall be decreased by the following amounts (without duplication):

(g)                                 An amount equal to the proceeds received by Seller for the sale during the Closing Period of Substances, net of all applicable taxes not reimbursed to Seller by a purchaser of Substances.

(h)                                 An amount equal to (i) the proceeds received by Seller for the disposition during the Closing Period of the Properties (other than Substances); (ii) the value of the Properties retained by Seller because of a Casualty Loss affecting such Properties or, in the alternative, the insurance proceeds received by Seller for such loss, all as provided in Section 10; and (iii) all other proceeds received by Seller from whatever source derived that relate to the Properties and are attributable to periods on or after the Effective Date.

(i)                                     The amount of all adjustments determined in accordance with Annex I for title adjustments for the Title Properties and Annex II for Environmental Defect Values or certain Allocated Values, as applicable.

(j)                                     The amount of all taxes prorated to Seller in accordance with Section 13.2.

(k)                                  An amount equal to the value (determined by Buyer and Seller prior to the Closing Date) of the overproduction as of the Effective Date under any operating agreement, gas balancing and storage agreement, gas processing or dehydration agreement or similar agreement to the extent such overproduction is greater than the amount set forth on Exhibit 3.12, or an amount equal to the value (determined by Buyer and Seller prior to the Closing Date) of the underproduction as of the Effective Date under any such agreement to the extent that the volume of the underproduction is less than the volume set forth on Exhibit 3.12.

2.4                                 Closing Statement.  Seller shall deliver to Buyer, not less than five (5) Business Days before the Closing Date, a statement (the “Closing Statement”) setting forth the adjustments to the Purchase Price provided in Section 2.3, using estimates where actual amounts are not known at the Closing and using Title Defect Amounts that have been agreed by Seller and Buyer prior to such date or determined by arbitration prior to such date.  The Closing Statement shall be prepared in accordance with customary accounting principles used in the oil and gas industry.

3.                                       Representations and Warranties of Seller.  Seller represents and warrants to Buyer as follows:

3.1                                 Organization.  Seller, Ladder Companies, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Seller, Tri-Flow, Inc., is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma.

3.2                                 Authority and Authorization.  Seller has full power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement.  The execution and delivery of this Agreement has been, and the performance of this Agreement and the transactions contemplated hereby shall be, at the time required to be performed hereunder, duly and validly authorized by all requisite corporate action on the part of Seller.

3.3                                 Enforceability.  This Agreement has been duly executed and delivered on behalf of Seller and constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization or moratorium statutes, or other similar laws affecting the rights of creditors generally or equitable principles (collectively, “Equitable Limitations”).  At the Closing all documents and instruments required hereunder to be executed and delivered by Seller shall be duly executed and delivered and shall constitute legal, valid and binding obligations of Seller enforceable in accordance with their terms, except as enforceability may be limited by Equitable Limitations.

3.4                                 Conflicts.  The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated by this Agreement shall not, (a) violate or be in conflict with, or require the consent of any person or entity under, any provision of Seller’s corporate bylaws, (b) conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both would constitute a default) under any agreement or instrument to which Seller is a party or by which any of the Properties or Seller is bound, (c)

violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to Seller, or (d) result in the creation of any lien, charge or encumbrance on any of the Properties.

3.5                                 Title to Properties other than Title Properties.  Seller has title to all of the Properties other than the Title Properties free of all Liens other than the Permitted Encumbrances.  “Title Properties” is defined in Annex I.

3.6                                 Contracts.  Exhibit 3.6 sets forth a list of the following contracts, agreements, and commitments to which any of the Properties are bound:  (a) any agreement with any affiliate of Seller in connection with the Properties; (b) any agreement or contract for the sale, exchange or other disposition of Substances produced from the Oil and Gas Properties that requires more than 60 days prior written notice to cancel; (c) any agreement to sell, lease, farmout or otherwise dispose of any of Seller’s interests in any of the Properties other than conventional rights of reassignment; (d) any tax partnership agreement; (e) any operating agreement to which any Seller’s interests in any of the Oil and Gas Properties is subject; (f) any option to purchase the Substances produced from the Oil and Gas Properties; (g) any lease, title retention agreement, or security interest affecting any of the Equipment; and (h) any agreement or other contractual arrangement material to the ownership and/or operation of the Properties.

3.7                                 Litigation and Claims.  (a) No claim, demand, filing, investigation, administrative proceeding, action, suit or other legal proceeding is pending or, to the best of Seller’s knowledge, threatened, with respect to the Properties or the ownership or operation of any thereof, other than proceedings relating to the oil and gas industry generally and as to which any Seller is not a named party except as set forth on Exhibit 3.7; and (b) no notice from any governmental authority or any other person (including employees) has been received by Seller (i) claiming any violation or repudiation of the Oil and Gas Properties or any violation of any law, rule, regulation, ordinance, order, decision or decree of any governmental authority (including, without limitation, any such law, rule, regulation, ordinance, order, decision or decree concerning the conservation of natural resources) or (ii) requiring, or calling attention to the need for, any work, repairs, construction, alterations, installations, remediation, response, removal or abatement actions, restoration, investigation or monitoring of, on, in, under, in connection with or related to the Properties or the ownership or operation of any thereof.

3.8                                 Approvals and Preferential Rights.  Exhibit 3.8 contains a complete and accurate list of all approvals, consents, filings and notifications required to be obtained, made or given by Seller for the assignment or transfer of the Properties (including, without limitation, the Permits) to Buyer.

3.9                                 Compliance with Law and Permits.  The Properties have been and currently are operated, and (a) Seller and the Properties are, in compliance with the provisions and requirements of all laws, rules, regulations, ordinances, orders, decisions and decrees of all governmental authorities having jurisdiction with respect to the Properties or the ownership or operation of any thereof; (b) all necessary governmental permits, licenses, approvals, consents, certificates and other authorizations with regard to the ownership or operation of the Properties have been obtained and maintained in effect and no violations exist in respect of such permits, licenses, approvals, consents, certificates or authorizations; and (c) Seller has not been formally notified by any pertinent regulatory authority with jurisdiction over the Properties of any facts, conditions or circumstances in connection with, related to or associated with the Properties or the ownership or operation of any thereof that could reasonably be expected to give rise to any claim or assertion that Seller, the Properties or the ownership or operation of any thereof is not in compliance with any applicable law, rule, regulation, ordinance, order, decision or decree of any governmental authority or with any term or conditions of any applicable permit, license, approval, consent, certificate or other authorization.

3.10                           Status of Contracts.  All of the Contracts, Surface Contracts and other obligations of Seller that relate to the Properties (a) are in full force and effect and (b) the Seller  (i) is not in breach of or default with respect to any of its obligations thereunder to the extent that such breaches or defaults have an adverse impact on any of the Properties or (ii) has not been given notice of any default, or been formally required to take action to alter, terminate, rescind or procure a judicial reformation of any Contract or Surface Contract.

3.11                           Production Burdens, Taxes, Expenses and Revenues.  All rentals, royalties, excess royalty, overriding royalty interests and other payments due under or with respect to the Oil and Gas Properties have been properly and timely paid and no royalties are currently being held in suspense.  All ad valorem, property, production, severance and other taxes based on or measured by the ownership of the Properties or the production of Substances from the Oil and Gas Properties have been properly and timely paid.  All expenses payable under the terms of the Contracts have been properly and timely paid except for such expenses as are being currently paid prior to delinquency in the ordinary course of business.  All of the proceeds from the sale of Substances are being properly and timely paid to Seller by the purchasers of production without suspension or indemnity other than standard division order indemnities.

3.12                           Production Balances and Penalties; Other Production Sales Matters.  (a) None of the purchasers under any production sales contracts are entitled to “make-up” or otherwise receive deliveries of Substances without paying at the time of such deliveries the full contract price therefor; (b) none of the purchasers under any production sales contracts has exercised any economic out provision; (c) none of the purchasers under any production sales contracts has curtailed its takes of natural gas in violation of such contracts; (d) none of the purchasers under any production sales contracts has given notice that it desires to amend the production sales contracts with respect to price or quantity of deliveries; (e) no person is entitled to receive any portion of the interest of any Seller in any Substances or to receive cash or other payments to “balance” any disproportionate allocation of Substances under any operating agreement, gas balancing and storage agreement, gas processing or dehydration agreement, gas transportation or other similar agreements; and (f) no Seller is obligated to pay any penalties or other payments under any gas transportation or other agreement as a result of the delivery of quantities of gas from the Oil and Gas Properties in excess of the contract requirements.

3.13                           Well and Equipment Status.  As of the Effective Date, there were no Wells or Equipment located on the Properties that (a) Seller was obligated by law or contract to plug and abandon; (b) are subject to exceptions to a requirement to plug and abandon issued by a regulatory authority having jurisdiction over the Properties; or (c) to the best knowledge of Seller, have been plugged and abandoned but have not been plugged in accordance in all material respects with all applicable requirements of each regulatory authority having jurisdiction over the Properties.

3.14                           Equipment.  The Equipment is in good repair, working order and operating condition and is adequate for the operation of the Oil and Gas Properties as operated on the Effective Date.

3.15                           Payout Balances.  Exhibit 3.15 contains a complete and accurate list of the status of any “payout” balance, as of the dates shown in Exhibit 3.15, for each Well that is subject to a reversion or other adjustment at some level of cost recovery or payout.

3.16                           Absence of Certain Changes.  Since February 1, 2007, there (a) has not been any material reduction in the rate of production of Substances from any of the Oil and Gas Properties other than changes (i) in the ordinary course of operation, (ii) that result from depletion in the ordinary course of operation and (iii) that result from variances in markets for Substances, and (b) none of the Properties has suffered any material destruction, damage or loss, or any material Casualty Loss, whether or not covered by insurance.

4.                                       Representations and Warranties of Buyer.  Buyer represents and warrants to Seller that:

4.1                                 Organization.  Buyer is an S corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma.

4.2                                 Authorization and Authority.  The execution and delivery of this Agreement have been and the performance of this Agreement and the transactions contemplated hereby shall be at the time required to be performed hereunder, duly and validly authorized by all requisite corporate action on the part of Buyer.  Buyer has full power and authority to carry on its business as presently conducted, to enter into this Agreement, to purchase the Properties on the terms described in this Agreement and to perform its other obligations under this Agreement.

4.3                                 Enforceability.  This Agreement has been duly executed and delivered on behalf of Buyer, and constitutes a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as enforceability may be limited by Equitable Limitations.  At the Closing all documents required hereunder to be executed and delivered by Buyer shall be duly executed and delivered and shall constitute legal, valid and binding obligations of Buyer enforceable in accordance with their terms, except as enforceability may be limited by Equitable Limitations.

4.4                                 Conflicts.  The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated by this Agreement shall not, (a) violate or be in conflict with, or require the consent of any person or entity under, any provision of Buyer’s governing documents, (b) conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both, would constitute a default) under any agreement or instrument to which Buyer is a party or is bound, or (c) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to Buyer.

4.5                                 Reliance.  Prior to executing this Agreement, Buyer has been afforded an opportunity: (a) to examine the Properties and such materials as it has requested to be provided to it by Seller; (b) to discuss with representatives of Seller such materials and the nature and operation of the Properties; and (c) to investigate the condition, including subsurface condition, of the Oil and Gas Properties and Surface Contracts and the condition of the Equipment.  In entering into this Agreement, Buyer has relied solely on the express representations and covenants of Seller in this Agreement, its independent investigation of, and its judgment with respect to, the Equipment and the other Properties and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and not on any comments or statements of any representatives of, or consultants or advisors engaged by, Seller or the Advisor.

4.6                                 Qualified Leaseholder.  At and after Closing, Buyer expects to satisfy and shall satisfy the area-wide bonding and any other bonding requirements of all governmental authorities having jurisdiction over the Properties.  Buyer is, and, after the Closing, is expected to continue to be, otherwise qualified to own the Properties.  The consummation of the transactions contemplated hereby will not cause Buyer to be disqualified to be an owner of the Oil and Gas Properties.

4.7                                 Qualified Purchaser.  Buyer is an experienced and knowledgeable investor and operator in the oil and gas business.  Buyer is acquiring the Properties for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, 15 U.S.C. § 77a et seq., and any other rules, regulations, and laws pertaining to the distribution of securities.

4.8                                 Available Funds.  Buyer has arranged to and shall have available by the Closing Date sufficient funds to enable the payment to Seller by wire transfer, the Adjusted Purchase Price in accordance with Agreement, and to otherwise perform Buyer’s obligations under this Agreement.

5.                                       Covenants of Seller Pending Closing.

5.1                                 Conduct of Business Pending Closing.  Seller covenants that from the date hereof to the Closing Date, except (a) as provided herein, (b) as required by any obligation, agreement, lease, contract, or instrument referred to on any Exhibit hereto, or (c) as otherwise consented to in writing by Buyer, Seller will:

5.1.1                        Not (a) operate or in any manner incur obligations with respect to, or undertake any transactions relating to, the Properties other than transactions (i) in Seller’s normal, usual and customary manner, (ii) of a nature and in an amount consistent with prior practice, and (iii) in the ordinary and regular course of business of owning and operating the Properties; (b) dispose of, encumber or relinquish any of the Properties, (other than relinquishments resulting from the expiration of leases that Seller has no right or option to renew); or (c) waive, compromise or settle any right or claim that would adversely affect the ownership, operation or value of any of the Properties after the Effective Date.

5.1.2                        Use commercially reasonable efforts to preserve relationships with all third parties having business dealings with respect to the Properties.

5.1.3                        Make or give all notifications, filings, consents or approvals, from, to or with all governmental authorities, and take all other actions reasonably requested by Buyer, necessary for, and cooperate with Buyer in obtaining, the issuance, assignment or transfer, as the case may be, by each such authority of such Permits (including Environmental Permits) as may be necessary for Buyer to own and operate the Properties following the consummation of the transactions contemplated in this Agreement.

Maintain in effect insurance providing the same type coverage, in the same amounts with the same deductibles as the insurance maintained in effect by Seller or its affiliates on the Effective Date.

5.2                                 Access.  Seller shall afford to Buyer and its authorized representatives, from the date hereof until the Closing Date, during normal business hours, reasonable access to the Properties and to Seller’s title, contract, corporate and legal materials and operating data and information available as of the date hereof that is directly related to the Properties and that becomes available to Seller at any time prior to the Closing Date, other than any documents that are protected by an attorney-client or other privilege.

5.3                                 Closing Conditions.  Seller shall cause all the representations and warranties of Seller contained in this Agreement to be true and correct on and as of the Closing Date.  To the extent the conditions precedent to the obligations of Buyer are within the control of Seller, Seller shall cause such conditions to be satisfied on or prior to the Closing Date and, to the extent the conditions precedent to the obligations of Buyer are not within the control of Seller, Seller shall use its best efforts to cause such conditions to be satisfied on or prior to the Closing Date.

5.4                                 Title Review.  Seller agrees that Buyer may conduct a review of title information (“Title Review”) related to the Properties prior to the Closing as more fully described in Annex I attached hereto.

5.5                                 Environmental Review.  Seller agrees that Buyer may conduct a review of environmental information (“Environmental Review”) related to the Properties prior to the Closing, including testing as deemed necessary by Buyer, all as more fully described in Annex II attached hereto.

6.                                       Covenants of Buyer Pending Closing.  Buyer shall cause all the representations and warranties made by Buyer and contained in this Agreement to be true and correct on and as of the Closing Date.  To the extent the conditions precedent to the obligations of Seller are within the control of Buyer, Buyer shall cause such conditions to be satisfied on or prior to the Closing Date and, to the extent the conditions precedent to the obligations of Seller are not within the control of Buyer, Buyer shall use commercially reasonable efforts to cause such conditions to be satisfied on or prior to the Closing Date.

7.                                       Conditions Precedent to the Obligations of Buyer.  The obligations of Buyer to be performed at Closing are subject to the fulfillment, before or at Closing, of each of the following conditions:

7.1                                 Representations and Warranties.  The representations and warranties by Seller set forth in this Agreement were true and correct in all material respects on the date of this Agreement and are true and correct in all material respects as of the Closing Date except for changes therein specifically contemplated by this Agreement and except to the extent the failure of any such representations and warranties to be true and correct would not reasonably be expected to cause a material adverse effect on Seller or the Properties.

7.2                                 Consents.  All consents and approvals required to be obtained, and all filings and notifications required to be made or given, for the assignment of the Properties to Buyer shall have been obtained (other than consents and approvals that are customarily obtained after the Closing).

7.3                                 Compliance.  Seller shall have performed and complied in all material respects with each of the covenants and conditions required by this Agreement of which performance or compliance is required prior to or at the Closing.

7.4                                 No Pending Suits.  On the Closing Date, no suit, action or other proceeding shall be pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit the performance of or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

7.5                                 Purchase Price Adjustments.  The aggregate of all adjustments to the Purchase Price pursuant to Annex I, Annex II and Section 10 and all adjustments asserted by Buyer in good faith pursuant to Annex I, Annex II and Section 10 is less than or equal to 10% of the Purchase Price.

8.                                       Conditions Precedent to the Obligations of Seller.  The obligations of Seller to be performed at Closing are subject to the fulfillment, before or at Closing, of each of the following conditions:

8.1                                 Representations and Warranties.  The representations and warranties by Buyer set forth in this Agreement are true and correct in all material respects as of the Closing Date except for changes therein specifically contemplated by this Agreement.

8.2                                 Compliance.  Buyer shall have performed and complied in all material respects with each of the covenants and conditions required by this Agreement of which performance or compliance is required prior to or at the Closing.

8.3                                 No Pending Suits.  At the Closing Date, no suit, action or other proceeding shall be pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit the performance of or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

8.4                                 Purchase Price Adjustments.  The aggregate of all adjustments to the Purchase Price pursuant to Annex I, Annex II and Section 10 and all adjustments asserted by Buyer in good faith pursuant to Annex I, Annex II and Section 10 is less than or equal to 10% of the Purchase Price.

9.                                       Closing.

9.1                                 The Closing.  The assignment and purchase of the Properties pursuant to this Agreement shall be consummated (the “Closing”) in Fort Worth, Texas at the offices of Seller before 5:00 p.m. on June 11, 2007 (the “Closing Date”).

9.2                                 Documents to be Delivered at Closing.

9.2.1                        At the Closing, Seller shall deliver to Buyer the following instruments, dated the Closing Date, properly executed by authorized officers of Seller and, where appropriate, acknowledged:

(a)                                  Counterparts of an Assignment of Leases and Bill of Sale substantially in the form of Annex V sufficient to convey to Buyer the Properties (other than the properties described in the Conveyance and Bill of Sale described below);

(b)                                 Counterparts of a Conveyance and Bill of Sale substantially in the form of Annex VI sufficient to convey to Buyer the Property.

(c)                                  Such other instruments as are necessary to effectuate the conveyance of the Properties to Buyer;

(d)                                 Letters in lieu of division orders addressed to each purchaser of the Substances;

(e)                                  Any forms promulgated by the appropriate governmental authority and completed by Buyer designating Buyer as the operator of the Wells included in the Properties that Operating and/or Corporation is required to execute by the governmental authority and any forms promulgated by the appropriate governmental authority and completed by Buyer designating Buyer as the operator of the Equipment included in the Properties; and

(f)                                    A certificate in the form of Annex III.

9.3                                 Possession.  At the Closing, Seller shall deliver to Buyer at Buyer’s offices all of the Data and shall deliver to Buyer possession of the other Properties.

9.4                                 Payment of Purchase Price.  At the Closing, against delivery of the documents and materials described in Section 9.2, Buyer shall pay to Seller the estimated Adjusted Purchase Price by wire transfer of immediately available funds.

10.                                 Casualty Loss.  As used herein, the term “Casualty Loss” shall mean, with respect to all or any major portion of any of the Properties, any destruction by fire, blowout, storm or other casualty or any taking, or pending or threatened taking, in condemnation or expropriation or under the right of eminent domain of any of the Properties or portion thereof, in each case prior to Closing.  Seller shall promptly notify Buyer of any Casualty Loss of which Seller becomes aware.  If any Casualty Loss occurs during the Closing Period, Seller may elect to (a) retain the Properties affected by the Casualty Loss and reduce the Purchase Price by the Allocated Value of the affected portion of the Properties pursuant to Exhibit 1.1,, in which case Seller shall retain all insurance proceeds relating to the Casualty Loss, or (b)(i) transfer to Buyer at Closing such Property notwithstanding such Casualty Loss; (ii) transfer to Buyer full rights to receive all unpaid insurance proceeds, claims, awards and other payments arising out of such Casualty Loss; and (iii) pay to Buyer all sums paid to Seller as insurance proceeds, awards or other payments arising out of such Casualty Loss.

11.                                 Termination.

11.1                           Termination Events.  If (a) the Closing has not occurred prior to June 8, 2007, (b) any condition to Buyer’s obligations set forth in Section 7 hereof is not satisfied and such condition is not waived by Buyer at or prior to the Closing, or (c) any condition to Seller’s obligations set forth in Section 8 hereof is not satisfied and such condition is not waived by Seller at or prior to the Closing, Buyer or Seller, as the case may be, may terminate this Agreement at their or its option, at or prior to the Closing Date, by notice to the other party; provided, however, that neither Buyer nor Seller may terminate this Agreement pursuant to Section 11.1(a) if at such time the party seeking to terminate this Agreement is in default hereunder and is thus unable to close.

11.2                           Effect of Termination.

11.2.1                  If either Buyer or Seller sends notice to the other party of its intent to terminate this Agreement pursuant to Section 11.1(a), then the non-terminating party shall be entitled to a Seven day extension, upon sending timely notice to the terminating party. If no closing has occurred after June 8th , 2007 or June 15th, 2007, if the unilateral extension is utilized, Seller shall be entitled to retain the Deposit as full liquidated damages.

11.2.2                  If Buyer lawfully terminates this Agreement pursuant to Section 11.1(b) above, then Seller shall be entitle to a unilateral ten (10) day extension to cure the unsatisfied condition. If after the ten day extension, said condition is still not satisfied, Buyer shall be entitled to receive the deposit as full liquidated damages.

11.2.3                  If Seller lawfully terminates this Agreement pursuant to Section 11.1(c) above, then Seller may elect to retain the Deposit as full liquidated damages.

12.                                 Assumption by Buyer; Assumed Obligations.  At Closing, Buyer shall assume (a) the obligation to (i) plug and abandon or remove and dispose of all wells, platforms, structures, flow lines, pipelines, and the other equipment now or hereafter located on the Oil and Gas Properties and Surface Contracts, (ii) cap and bury all flow lines and other pipelines now or hereafter located on the Oil and Gas Properties and Surface Contracts, and (iii) dispose of naturally occurring radioactive material and all other pollutants, wastes, contaminants, or hazardous, extremely hazardous, or toxic materials, substances, chemicals or wastes now or hereafter located on the Oil and Gas Properties or Surface Contracts; (b) all obligations and liabilities arising from or in connection with any gas production, pipeline, storage, processing or other imbalance attributable to Substances produced from Oil and Gas Properties, whether before, on or after the Effective Date; and (c) all other costs, obligations and liabilities that arise under the Oil and Gas Properties or Contracts or otherwise relate to the Properties and, in each case, arise from or relate to events occurring or conditions existing on or after the Effective Date or accrue after the Effective Date.  All such plugging, replugging, abandonment, removal, disposal, and restoration operations shall be in compliance with applicable laws and regulations and contracts, and shall be conducted in a good and workmanlike manner.

13.                                 Production, Proceeds, Expenses and Taxes.

13.1                           Division of Ownership.  After the Closing, all Substances produced from the Oil and Gas Properties on or after the Effective Date and all Substances in tanks on the Effective Date shall be owned by Buyer.  All Substances produced and sold from the Oil and Gas Properties prior to the Effective Date, shall be owned by Seller.  To the extent Seller has sold its interest in Substances produced on or after the Effective Date but prior to the Closing and the Purchase Price has not been adjusted pursuant to Section 2.3 or 14.1 for such proceeds, Seller shall deliver any proceeds Seller receives for such Substances to Buyer promptly, but not later than Thirty days after closing.

13.2                           Division of Expenses; Royalties.  All costs and expenses incurred in connection with the Properties prior to the Effective Date shall be borne by Seller.  All costs and expenses incurred after the Effective Date, other than costs and expenses not assumed by Buyer under Section 12, shall be borne by Buyer. Notwithstanding the foregoing, Seller shall retain responsibility for, and shall timely pay and discharge, all royalty payments related to the Properties as a result of any Burdens, to the extent such payments related to production before the Effective Date (the “Royalties”).  All real and personal property and severance taxes for the Properties (collectively, the “Taxes”) attributable to the period before the Effective Date shall be for the Seller’s account and all Taxes attributable to the period after the Effective Date shall be for the Buyer’s account.

14.                                 Final Accounting.

14.1                           Settlement Statement.  As soon as practical and, in any event, no later than one hundred twenty (120) calendar days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Final Settlement Statement”) setting forth the adjustments to the Purchase Price in accordance with Section 2.3.  The Final Settlement Statement shall be prepared in accordance with customary accounting principles used in the oil and gas industry.  The Final Settlement Statement shall reflect all amounts shown on the Closing Statement and shall deduct all such amounts from the amounts calculated under the Final Settlement Statement.  Within thirty calendar days after Seller’s receipt of the Final Settlement Statement (but not earlier than one hundred twenty (120) calendar days after the Closing Date), Buyer and Seller shall endeavor to agree on the final accounting.

14.2                           Arbitration of Final Settlement.  If Seller and Buyer cannot agree upon the Final Settlement Statement, the Seller and Buyer shall appoint an acceptable nationally-recognized accounting firm as the sole arbitrator under this Section to act as an arbitrator and to decide all points of disagreement with respect to the Final Settlement Statement, such decision to be binding on both parties.   If the parties are unable to agree upon the designation of a person as substitute arbitrator, then Seller or Buyer, or both of them, may in writing request the Judge of the United States District Court for the Southern District of Texas senior in term of service to appoint the substitute arbitrator.  The arbitration shall be conducted under the Texas General Arbitration Act and the rules of the American Arbitration Association to the extent such rules do not conflict with the terms of such Act and the terms hereof.  The costs and expenses of the arbitrator, whether the firm designated above, or a third party appointed pursuant to the preceding sentence shall be shared equally by Seller and Buyer.

14.3                           Payment.  Within five Business Days after the agreement of Seller and Buyer on the Final Settlement Statement or after the decision of the arbitrator, Buyer or Seller, as the case may be, shall promptly make a cash payment to the other equal to the sums as may be found to be due in the Final Settlement Statement.  Upon the payment of any amounts due pursuant to the Final Settlement Statement, neither Seller nor Buyer shall have any further claims based on the division of ownership or division of expenses as set forth in Sections 13.1 and 13.2 above.

15.                                 Survival and Indemnification.

15.1                           Survival and Notice.

15.1.1                  The liability of Buyer under its representations and warranties contained in this Agreement shall survive the Closing and the execution and delivery of the assignments contemplated hereby.

15.1.2                  The liability of Seller under its representations and warranties contained in this Agreement shall not survive the Closing and the execution and delivery of the assignments contemplated hereby, except that Seller’s representations and warranties in Sections 3.1, 3.2 and 3.3 shall survive the Closing and the execution and delivery of the assignments contemplated hereby until the first anniversary of the Closing.

15.2                           Liabilities.  The term “Liabilities” shall mean any and all direct, claims, notices of violation, administrative proceedings, suits, other legal proceedings, payments, charges, judgments, penalties, fines, which were asserted prior to the Effective Date including, without limitation, (i) penalties and interest on any amount payable to a third party as a result of the foregoing, (ii) any legal or other expenses reasonably incurred in connection with defending any claim, demand or legal proceeding, whether or not resulting in any liability, and (iii) all amounts paid in settlement of claims, demands, or legal proceedings.

15.3                           Seller’s Indemnification.  Seller shall be responsible for, shall pay on a current basis, and shall indemnify, save, hold harmless, discharge, release, and defend Buyer, all of its affiliates, successors and permitted assignees, and all of their respective stockholders, directors, officers, employees, agents and representatives (collectively, “Buyer Indemnified Parties”) from and against Liabilities, arising from, based upon, or related to (a) any act or omission by Seller involving or relating to the Properties occurring before the Effective Date other than the Assumed Obligations; (b) any act or omission by Seller with respect to the Excluded Assets; (c)  any brokers’ or finders’ fees or commissions arising with respect to brokers or finders retained or engaged by any person other than Buyer and resulting from or relating to the transactions contemplated in this Agreement; (d) a breach of or the inaccuracy of any representation or warranty of Seller contained herein or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement, including, without limitation, the special warranty of title of Seller in the Assignment; and (e) the breach of, or failure to perform or satisfy, any of the covenants of Seller set forth in this Agreement or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement.

15.4                           Buyer’s Indemnification.  Buyer shall be responsible for, shall pay on a current basis, and shall indemnify, save, hold harmless, discharge, release, and defend Seller, its respective affiliates, and their successors and permitted assigns, and all of its respective stockholders, directors, officers, employees, agents and representatives (“Seller Indemnified Parties”) from and against any and all Liabilities arising from, based upon, related to or associated with (a) the Assumed Obligations; (b) any act, omission or event involving or relating to the Properties occurring on or after the Effective Date; (c) the ownership or operation of the Properties, except as may be covered in Section 15.3 above; (d) any brokers’ or finders’ fees or commissions arising with respect to brokers or finders retained or engaged by Buyer and resulting from or relating to the transactions contemplated in this Agreement; (e) the breach of or the inaccuracy of any representation or warranty of Buyer set forth in this Agreement or in any other agreement, instrument, document, or certificate executed or delivered in connection with this Agreement; and (f) the breach of, or failure to perform or satisfy any of the post-closing covenants of Buyer set forth in this Agreement or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement.

15.5                           Limitations on Liability.

15.5.1                  After the Closing, any assertion by any Buyer Indemnified Party that any Seller is liable (a) for the inaccuracy of any representation or warranty, (b) for the breach of any covenant, (c) for indemnity under the terms of this Agreement, or (d) otherwise in connection with this Agreement, must be made by Buyer in writing and must be given to Seller on or before the first anniversary of the Closing Date.  The notice shall state the facts known to Buyer that give rise to such notice in sufficient detail to allow Seller to evaluate the assertion.

15.5.2                  None of the Buyer Indemnified Parties shall be entitled to assert any right to indemnification hereunder or to otherwise seek any damages or other remedies for or in connection with (1) the inaccuracy of any representations of Seller contained in this Agreement or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement; (2) the breach of, or failure to perform or satisfy any of the covenants of Seller set forth in this Agreement or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement; or (3) any liabilities otherwise arising in connection with or with respect to the transactions contemplated in this Agreement until the aggregate amount of the Liabilities for such misrepresentations and breaches actually suffered by Buyer exceeds three percent of the Purchase Price, and then only to the extent of such excess.

15.5.3                  Seller shall not be required to indemnify any Buyer Indemnified Parties or pay any other amount in connection with or with respect to the transactions contemplated in this Agreement in any amount exceeding in the aggregate ten percent of the Adjusted Purchase Price.

15.5.4                  The amount of any Liabilities for which any of the Buyer Indemnified Parties or Seller Indemnified Parties is entitled to indemnification or other compensation under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement shall be reduced by any corresponding (1) tax benefit created or generated or (2) insurance proceeds realized or that could reasonably be expected to be realized by such party if a claim were properly pursued under the relevant insurance arrangements.

15.5.5                    NONE OF THE BUYER INDEMNIFIED PARTIES NOR THE SELLER INDEMNIFIED PARTIES SHALL BE ENTITLED TO RECOVER FROM SELLER OR BUYER, RESPECTIVELY, FOR ANY LOSSES, COSTS, EXPENSES, OR DAMAGES ARISING UNDER THIS AGREEMENT OR IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT ANY AMOUNT IN EXCESS OF THE ACTUAL COMPENSATORY DAMAGES, COURT COSTS AND REASONABLE ATTORNEY FEES, SUFFERED BY SUCH PARTY.  BUYER ON BEHALF OF EACH OF THE BUYER INDEMNIFIED PARTIES AND SELLER ON BEHALF OF EACH OF THE SELLER INDEMNIFIED PARTIES WAIVES ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, EXEMPLARY AND CONSEQUENTIAL DAMAGES ARISING IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT.

15.6                           Waiver of Representations.

(a)                                  THE EXPRESS REPRESENTATIONS OF SELLER CONTAINED IN THIS AGREEMENT AND IN THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 9.2.1 ARE EXCLUSIVE AND ARE IN LIEU OF ANY OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO THE ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, OR OTHER CONDITION OF THE PROPERTIES; OR THE OWNERSHIP OR OPERATION OF THE PROPERTIES OR ANY PART THEREOF.

(b)                                 EXCEPT TO THE EXTENT OF THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT AND IN THE CERTIFICATE TO BE DELIVERED BY SELLER PURSUANT TO SECTION 9.2.1, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY

EXPRESSLY WAIVES, ANY LIABILITY OR RESPONSIBILITY FOR, (i) ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY AND (ii) ANY STATEMENT OR INFORMATION ORALLY OR IN WRITING MADE OR COMMUNICATED TO BUYER, INCLUDING, BUT NOT LIMITED TO, ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OR SELLER, ANY ENGINEER OR ENGINEERING FIRM OR ANY OTHER AGENT, CONSULTANT OR REPRESENTATIVE.

(c)                                  SELLER EXPRESSLY DISCLAIMS AND NEGATES AND BUYER HEREBY EXPRESSLY WAIVES ANY LIABILITY OR RESPONSIBILITY FOR (i) ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES, IF ANY, OF OIL, GAS OR OTHER HYDROCARBONS IN OR UNDER THE OIL AND GAS PROPERTIES; AND (ii) ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF ANY OF THE PROPERTIES OR ANY PART THERETO.

(d)                                 EXCEPT FOR THE EXPRESS REPRESENTATIONS CONTAINED IN THIS AGREEMENT AND IN THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 9.2.1 THE ITEMS OF PERSONAL PROPERTY, EQUIPMENT, IMPROVEMENTS, FIXTURES AND APPURTENANCES CONVEYED AS PART OF THE PROPERTIES ARE SOLD, AND BUYER ACCEPTS SUCH ITEMS “AS IS, WITH ALL FAULTS.”

(e)                                  THERE ARE NO WARRANTIES THAT EXTEND BEYOND THE FACE OF THIS AGREEMENT AND THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 9.2.1.

(f)                                    BUYER ACKNOWLEDGES THAT THE WAIVERS IN THIS SECTION 15.6 ARE CONSPICUOUS.

15.7                           Waiver of Consumer Rights.  BUYER HEREBY WAIVES THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES ACT, CHAPTER 17, SUBCHAPTER E, SECTIONS 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), OF THE TEXAS BUSINESS AND COMMERCE CODE (THE DTPA), A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS.  AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.  TO EVIDENCE ITS ABILITY TO GRANT SUCH WAIVER, BUYER REPRESENTS TO SELLER THAT (i) IT IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION; (ii) IT IS REPRESENTED BY LEGAL COUNSEL IN ENTERING INTO THIS AGREEMENT; AND (iii) SUCH LEGAL COUNSEL WAS NOT DIRECTLY OR INDIRECTLY IDENTIFIED, SUGGESTED, OR SELECTED BY SELLER OR AN AGENT OF SELLER.

16.                                 Further Assurances.

16.1                           Additional Acts.  After the Closing, Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document, certificate or other instrument delivered pursuant hereto.  Seller shall use commercially reasonable efforts to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement that are customarily obtained after Closing.  As soon as practicable after the Closing, Buyer will remove or cause to be removed the names and marks used by Seller and logos relating thereto from the Properties.

17.                                 Access to Records by Seller.  After the Closing Date, Seller and its authorized representatives shall have reasonable access (including copying privileges at Seller’s sole cost and expense) during Buyer’s normal business hours to all books and records of Buyer pertaining to the Properties for periods prior to the Effective Date for the purpose of prosecuting or defending claims, lawsuits or other proceedings, for audit purposes, or to comply with legal process, rules, regulations or orders of any governmental authority.

18.                                 Notices.  All notices required or permitted under this Agreement shall be in writing and, (a) if by air courier, shall be deemed to have been given one Business Day after the date deposited with a recognized carrier of overnight mail, with all freight or other charges prepaid, (b) if by telecopier, shall be deemed to have been given when actually received, and (c) if mailed, shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid, addressed as follows:

If to Buyer:	Anadarko Mineral, Inc.
100 N. Broadway
Suite 2110
Oklahoma City, OK. 73102
Attention: Mack R.Ames
Telecopier: (405) 235-7150

If to Seller:	Ladder Companies, Inc.
Tri-Flow, Inc.
801 Cherry Street
Suite 3200, Unit 25
Fort Worth, Texas
Attention: Phillip B. Feiner
Telecopier: (817) 334-0222

“Business Day” shall mean a day other than Saturday or Sunday or any legal holiday for commercial banking institutions under the laws of the State of Texas.

19.                                 Assignment.  Neither Seller nor Buyer may assign their respective rights or delegate their respective duties or obligations arising under this Agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of the other party; however, Buyer may assign all or part of its rights or delegate its duties and obligations hereunder to any affiliate of

Buyer without obtaining the consent of Seller. Any such assignment shall not relieve Buyer of its obligations under this Agreement.  Buyer shall promptly notify Seller of any such assignment.

20.                                 Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Texas without giving effect to any principles of conflicts of laws.  The validity of the various conveyances affecting the title to real property shall be governed by and construed in accordance with the laws of the jurisdiction in which such property is situated.  The representations and warranties contained in such conveyances and the remedies available because of a breach of such representations and warranties shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to the principles of conflicts of laws.

21.                                 Expenses and Fees.  Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expense of its counsel, accountants and other experts incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.  Buyer shall be responsible for the cost of all fees for the recording of transfer documents described in Section 9.2.  Buyer shall be responsible for any sales or other excise taxes resulting from the transfer of the Properties to Buyer.  All other costs shall be borne by the party incurring such costs.

22.                                 Integration.  This Agreement, the Exhibits hereto and the other agreements to be entered into by the parties under the provisions of this Agreement set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersede all prior agreements, prior arrangements and prior understandings relating to the subject matter hereof.

23.                                 Waiver or Modification.  This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by a duly authorized officer of Buyer and Seller, or, in the case of a waiver or consent, by or on behalf of the party or parties waiving compliance or giving such consent.  The failure of any party at any time or times to require performance of any provision of this Agreement shall not affect its right at a later time to enforce such provision.  No waiver by any party of any condition, or of any breach of any covenant, agreement, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of any breach of any other covenant, agreement, representation or warranty.

24.                                 Headings.  The Section headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

25.                                 Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

26.                                 Multiple Counterparts.  This Agreement may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute, collectively, one agreement.  In addition, this Agreement may be executed in a number of counterparts, any one of which may contain the execution of either Buyer or Seller, and all of such counterparts taken together shall constitute one completely executed original agreement.

27.                                 Third Parties.  Nothing in this Agreement shall entitle any person other than the parties hereto and their respective successors and permitted assigns to any claim, cause of action, benefit, remedy or right of any kind, except for the rights of Buyer Indemnified Parties and Seller Indemnified Parties.

28.                                 Like Kind Exchanges.  Each party consents to the other party’s assignment of its rights and obligations under this Agreement to its Qualified Intermediary (as that term is defined in section 1.031(k)-1(g)(4)(v) of the Treasury Regulations (as defined below)), or its Qualified Exchange Accomodations Titleholder (as that term is defined in Rev. Proc. 2000-37), in connection with effectuation of a like-kind exchange.  However, Seller and Buyer acknowledge and agree that any assignment of this Agreement to a Qualified Intermediary or to a Qualified Exchange Accomodation Titleholder does not release either party from any of their respective liabilities and obligations to each other under this Agreement.  Each party agrees to cooperate with the other to attempt to structure the transaction as a like-kind exchange.  The term “Treasury Regulations” means all proposed, temporary, and final regulations promulgated under the Code, as in effect from time to time.  The term “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any corresponding provisions of any succeeding law.

[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT – PAGE 1 OF 2]

IN WITNESS WHEREOF, the parties, by their duly authorized officers, have executed this Agreement as of the date set forth above.

BUYER:

Anadarko Minerals, Inc., an Oklahoma corporation

By:	/s/ Mack Ames
Name:	Mack Ames
Title:	Vice President

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT — PAGE 2 OF 2]

SELLER:

Ladder Companies, Inc. a Delaware corporation

By:	/s/ S. Jeffrey Johnson
Name:	S. Jeffrey Johnson
Title:	President

Tri-Flow, Inc., an Oklahoma corporation

By:	/s/ S. Jeffrey Johnson
Name:	S. Jeffrey Johnson
Title:	President

LIST OF ANNEXES AND EXHIBITS

Annex I	Title to the Properties

Annex II	Environmental Review

Annex III	Assignment and Bill of Sale

Annex IV	Conveyance and Bill of Sale

Exhibit 1.1.1	Properties

Exhibit 1.1.1(b)	Working and Net Revenue Interests

Exhibit 1.1.1(c)	Wells

Exhibit 1.1.1(d)	Well Valuation Allocation

Exhibit 1.1.4	Surface Contracts

Exhibit 1.1.8	Government Permits and Consents

Exhibit 3.6	Contracts

Exhibit 3.7	Litigation and Claims

Exhibit3.8	Preferential Rights

Exhibit 3.15	Non-Consent

ANNEX I

TITLE TO THE PROPERTIES

1.                                       Definitions.  This Annex I incorporates the defined terms contained in the Agreement and also includes the following definitions:

(a)                                  “Allocated Value” means the value allocated to each Title Property as set forth on Exhibit 1.1, reflecting the portion of the Purchase Price associated with each Title Property.

(b)                                 “Liens” means any encumbrance, lien, claim, easement, right, agreement, instrument, obligation, burden or defect.

(c)                                  “Defensible Title” means such title as (i) will enable Buyer, as Seller’s successor in title, to receive from a particular Oil and Gas Property at least the “Net Revenue Interest” identified on Exhibit 1.1.1 as being associated with such Oil and Gas Property, without reduction, suspension or termination throughout the term of such Oil and Gas Property, except for any reduction, suspension or termination set forth in Exhibit 1.1.1; (ii) will obligate Buyer, as Seller’s successor in title, to bear no greater “Working Interest” than the Working Interest identified on Exhibit 1.1.1 as being associated with a particular Oil and Gas Property, without increase throughout the term of such Oil and Gas Property, except for any increase set forth in Exhibit 1.1.1; and (iii) is free and clear of all Liens, except for Permitted Encumbrances.

(d)                                 “Notice Date” means  July 6, 2007.

(e)                                  “Permitted Encumbrances” means (i) liens for taxes not yet delinquent, (ii) lessors’ royalties, overriding royalties, division orders, reversionary interests, and similar burdens that do not operate to reduce the Net Revenue Interest of Seller in any of the Oil and Gas Properties to less than the amount set forth therefore on Exhibit 1.1.1, (iii) the consents and rights described in Exhibit 3.8, and (iv) the Contracts insofar as they do not operate, subject to contribution requirements with respect to defaulting co-owners, to increase the Working Interest of Seller set forth on Exhibit 1.1.1 for any of the Oil and Gas Properties or decrease the Net Revenue Interest of Seller set forth on Exhibit 1.1.1 for any of the Oil and Gas Properties.

(f)                                    “Title Defect” means (i) any Lien, Contract, agreement, instrument, obligation, defect, consent to assignment or preferential right to purchase a Title Property, other than a Permitted Encumbrance or matter specifically waived by Buyer, that is identified by Buyer on or before the Notice Date, and that renders title to a Title Property (or any portion thereof) less than Defensible Title or (ii) any misstatement or inaccuracy of a “Net Revenue Interest” (as defined in Section 1(c) hereof) or a “Working Interest” (as defined in Section 1(c) hereof) as set forth on Exhibit 1.1.1.

(g)                                 “Title Defect Amount” means the amount by which the Allocated Value of a Title Property (or a portion thereof) is reduced because of the existence of a Title Defect.  In determining the Title Defect Amount, the following factors shall be taken into account:  (i) the Allocated Value assigned to the Title Property affected; (ii) the method of arriving at such Allocated Value; (iii) the portion of the Title Property affected by such Title Defect; (iv) the legal effect of the Title Defect; and (v) the potential economic effect of the Title Defect over the

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life of the Title Property affected.  However, in no event shall the Title Defect Amount, as to any particular Title Property, exceed the Allocated Value therefore.

(h)                                 “Title Defect Deductible” means $50,000.

(i)                                     “Title Defect Threshold” means $15,000.

(j)                                     “Title Property” (or collectively, the “Title Properties”) means each Oil and Gas Property designated in Exhibit 1.1.1 to the Agreement.

2.                                       Title Procedure.

2.1                                 Notice of Title Defects.  On or before the Notice Date, Buyer shall notify Seller of any Title Defect(s) affecting the Title Properties discovered by Buyer.  The notice(s) shall be in writing and shall describe the alleged Title Defect(s), specify the Title Property affected and set forth Buyer’s assessment of the aggregate of the Title Defect Amounts which exceed the Title Defect Threshold.  Notwithstanding the foregoing, Buyer shall not deliver a notice of any Title Defects until Buyer has identified Title Defects having, in the aggregate, in excess of the Title Defect Deductible.

2.2                                 Seller’s Election to Cure.  Seller may notify Buyer in writing on or before the July 13th, 2007 that they elect to cure the alleged Title Defect or, alternatively, may elect to retain the affected Property and reduce the adjusted purchase price by the allocated value of the affected Property.  If Seller has elected to cure the Title Defect, then Seller shall use commercially reasonable efforts to cure such Title Defect during a period ending on August 13th, 2007 (the “Cure Period”).

2.3                                 Uncured Title Defects.  If after the Cure Period, a Title Defect that Seller has elected to cure remains uncured, then the following provisions shall apply: (a) the Purchase Price shall be reduced in the Final Settlement Statement by an amount equal to the Title Defect Amount; (b) if Seller believes in good faith that Seller can cure such Title Defect, Seller may continue to attempt to cure such Title Defect for an additional ninety (90) days; and (c) if Seller cures such Title Defect on or before the expiration of such ninety (90) day period, Buyer shall reimburse Seller the Title Defect Amount attributable to such Title Defect.  In the event that the Title Defect Deductible has not been factored into an adjustment at Closing, then the Title Defect Amount used in the Final Settlement Statement shall be reduced by the Title Defect Deductible.

3.                                       Dispute Resolution.  If a Dispute exists as to whether a matter referred to in any notice furnished by Buyer to Seller pursuant to Section 2.1 of this Annex I constitutes a Title Defect, whether a Title Defect has been cured, or the amount of any Title Defect Amount, either Buyer or Seller may request arbitration of such dispute.

4.                                       Arbitration Matters.

(a)                                  The parties agree to designate a mutually acceptable person as the sole arbitrator under this Agreement.  If the parties are unable to agree upon the designation of a person as substitute arbitrator, then either Seller or Buyer, or both of such parties, may in writing request

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the judge of the United States District Court for the Northern District of Texas senior in term of service to appoint the substitute arbitrator.

(b)                                 Any arbitration hearing shall be held at a place in Fort Worth, Texas acceptable to the arbitrator.

4.2                                 The arbitrator shall settle any dispute referred to in this Annex I in accordance with the Texas General Arbitration Act and the Rules of the American Arbitration Association to the extent such rules do not conflict with the terms of such Act and the terms hereof.  The decision of the arbitrator shall be binding upon the parties, and may be enforced in any court of competent jurisdiction.  Seller and Buyer, respectively, shall bear their own legal fees and other costs incurred in presenting their respective cases.  The charges and expenses of the arbitrator shall be shared equally by Seller and Buyer. If necessary, the Closing Date shall be deferred only as to those Properties affected by any unresolved disputes regarding the existence of a Title Defect and/or the Title Defect Value until the Arbitrator has made a determination of the disputed issues with respect thereto and all subsequent dates and required activities with respect to any such Properties having reference to the Closing Date shall be correspondingly deferred; provided, however, that, unless Seller and Buyer mutually agree to the contrary, the Closing Date shall not be deferred in any event for more than sixty (60) days beyond the scheduled Closing Date. Subject to Sections 7.5 and 8.4, all Properties as to which no such dispute(s) exist shall be conveyed to Buyer subject to the terms of this Agreement at Closing.  Once the Arbitrator’s determination has been expressed to both Parties, if applicable, Buyer shall have five (5) days in which to advise Seller in writing which of the options available to Buyer under Annex I Seller elects regarding each of the Properties as to which the Arbitrator has made a determination.

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ANNEX II

ENVIRONMENTAL REVIEW

Buyer and Seller acknowledge and agree that the provisions of this Annex II are the result of mutual compromise and an allocation of risk with respect to the subject matter hereof.  The provisions of this Annex II shall be effective notwithstanding the knowledge or lack of knowledge of Buyer and/or Seller with respect to the condition of the Properties, Environmental Contaminants, Environmental Liabilities, or any compliance or lack thereof with Environmental Laws and Environmental Permits, as such terms are hereafter defined.  Buyer and Seller further acknowledge and agree that the provisions of this Annex II have been given individual weight by them in connection with entering into this agreement and the setting of the Purchase Price.  Buyer and Seller acknowledge and agree that the allocations of risk and responsibility contained in this Annex II are mutually intended by them to be fully enforced and given full effect in the construction and interpretation of this Agreement.

1.                                       Definitions.

1.1                                 “Environmental Claim” means any environmental, health, and/or safety claim, demand, filing, investigation, administrative proceeding, action, suit, or other legal proceeding, whether direct, indirect, contingent, pending, threatened or otherwise, whether arising under any Environmental Law or otherwise.

1.2                                 “Environmental Contaminant” means any pollutant, waste, contaminant, or hazardous, extremely hazardous, or toxic material, substance, chemical or waste identified, defined, or regulated as such under any Environmental Law.

1.3                                 “Environmental Laws” as used herein means all laws, statutes, ordinances, permits, orders, judgments, rules or regulations which are promulgated, issued or enacted by a governmental entity having appropriate jurisdiction that relate to (A) the prevention of pollution or environmental damage, (B) the remediation of pollution or environmental damage, (C)  public health and/or safety, or (D) the protection of the environment generally; including without limitation, the Clean Air Act, as amended, the Clean Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substance and Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous and the Solid Waste Amendments Act of 1984, as amended, the Oil Pollution Act of 1990, as amended, the Occupational Safety and Health Act of 1970 and all applicable State of Texas statutes relating to protection of natural resources and the environment and to environmental response.

1.4                                 “Environmental Liability” or “Environmental Liabilities” means any and all Claims arising from, based upon, associated with or related to (A) any Environmental Claim, (B) any Environmental Permit, (C) any Environmental Law, or (D) Environmental Contaminants, (including, without limitation, all costs arising under any theory of recovery, in law or at equity),

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whether based on negligence, strict liability, or otherwise, including, without limitation, remediation, removal, response, restoration, abatement, investigative, monitoring, personal injury, and property damage costs and all other related costs, expenses, losses, damages, penalties, fines, liabilities and obligations (including interest paid or accrued, attorneys’ fees, and court costs).

1.5                                 “Environmental Permits” means all environmental and health and safety permits, licenses, approvals, consents, certificates and other authorizations necessary for the ownership or operation of the Properties.

2.                                       Inspection and Testing.

2.1                                 Prior to Closing, Buyer shall have the right, at its sole cost and risk, to conduct a Phase I environmental assessment of the Properties to the extent that Seller has the authority to grant such right to Buyer; provided that Seller shall have the right to review and approve any plan to conduct such an environmental assessment, with such approval not to be unreasonably withheld, delayed or conditioned by Seller.  Any data obtained shall be provided to Seller, including any reports and conclusions.  Seller and Buyer shall keep all information strictly confidential whether or not Closing occurs, except as may be required pursuant to any Environmental Laws.  If Buyer believes the Phase I environmental assessment reveals the need for further soil or ground water sampling or subsurface testing to determine the extent of any Adverse Environmental Condition, as such term is hereafter defined, subject to Seller’s approval of Buyer’s plan for further testing, which such approval shall not be unreasonably withheld, the Buyer shall have the right to conduct at its cost and risk such tests.  As used herein, the term “Adverse Environmental Condition” shall mean (i) the failure of the Properties to be in material compliance with all applicable Environmental Laws; (ii) the Properties being subject to any agreements, consent orders, decrees or judgments currently in existence based on any Environmental Laws that negatively and materially impact the future use of any portion of the Properties or that require any material change in the present conditions of any of the Properties; (iii) the Properties being subject to any material uncured notices of violations of or material non-compliance with any applicable Environmental Laws; or (iv) any condition on the Properties which has presently resulted in, or with the passage of time, could result in, in the judgment of Buyer, the incurrence of Environmental Liabilities.

2.2                                 Buyer waives and releases all claims against Seller, its parent and subsidiary companies, and each of their respective directors, officers, employees, agents and other representatives and their successor and assigns (collectively, the “Seller Group”), for injury to or death of persons, or damage to property, arising in any way from the exercise of rights granted to Buyer hereby or the activities of Buyer or its employees, agents or contractors on the Properties.  BUYER SHALL INDEMNIFY THE SELLER GROUP AGAINST AND HOLD EACH AND ALL OF SAID INDEMNITEES HARMLESS FROM ANY AND ALL LOSS, COST, DAMAGE, EXPENSE OR LIABILITY, INCLUDING ATTORNEY’S FEES, WHATSOEVER ARISING OUT OF (i) ANY AND ALL STATUTORY OR COMMON LAW LIENS OR OTHER ENCUMBRANCES FOR LABOR OR MATERIALS FURNISHED IN CONNECTION WITH SUCH TESTS, SAMPLINGS, STUDIES OR SURVEYS AS BUYER MAY CONDUCT WITH RESPECT TO THE PROPERTIES; AND (ii) ANY INJURY TO OR DEATH OF PERSONS OR

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DAMAGE TO PROPERTY OCCURRING IN, ON OR ABOUT THE PROPERTIES AS A RESULT OF SUCH EXERCISE OR ACTIVITIES.

3.                                       Notice of Adverse Environmental Conditions.  No later than ten Business Days prior to the Closing Date, Buyer shall notify Seller in writing of any Adverse Environmental Condition with respect to the Properties.  Such notice shall describe in reasonable detail the Adverse Environmental Condition and include the estimated Environmental Defect Value attributable thereto, as such term is hereafter defined.  Buyer shall not send such a notice to Seller unless:  (a) the aggregate of all Environmental Defect Value(s) exceeds $100,000 (the “Environmental Defect Threshold”); and (b) Buyer has identified Adverse Environmental Conditions having Environment Defect Values, in the aggregate, in excess of $2,000,000 (the “Environmental Defect Deductible”).  The “Environmental Defect Value” attributable to any Adverse Environmental Condition shall be the estimated amount (net to Seller’s interest) of all reasonable costs and claims associated with the existence, Remediation, as hereafter defined, or correction of the Adverse Environmental Conditions, as reasonably determined and estimated by Buyer.  With the exception of those matters described in Annex II below, Buyer also shall be deemed to have conclusively waived all Adverse Environmental Conditions not disclosed to Seller before ten Business Days prior to the Closing Date.  Buyer waives any remedy against Seller for Adverse Environmental Conditions that do not exceed the Environmental Defect Deductible.  Any Adverse Environmental Condition waived shall be deemed to be a Permitted Encumbrance.

4.                                       Rights and Remedies for Adverse Environmental Conditions.

4.1                                 With respect to any Adverse Environmental Conditions affecting one or more of the Properties which have Environmental Defect Values in the aggregate exceeding the Environmental Defect Deductible, Seller may elect, on a Property by Property basis, to take one of the following actions: (i) Remediate or cause Buyer to Remediate (as defined below), in each case at Seller’s cost, the Adverse Environmental Conditions, and proceed to Closing with an indemnification from Seller pursuant to the terms of Section 15.3 hereof but with no adjustment of the Adjusted Purchase Price (whether or not such Remediation is complete at Closing); (ii) proceed to Closing and adjust the Adjusted Purchase Price in an amount equal to the applicable Environmental Defect Value; provided that such adjustment shall not exceed the Allocated Value for such Asset; or (iii) retain the affected Property and reduce the Adjusted Purchase Price by the Allocated Value of the affected Property.

4.2                                 Buyer waives any Adverse Environmental Condition for which Buyer has received an adjustment to the Adjusted Purchase Price in accordance with Annex II.

4.3                                 The term “Remediate” means, with respect to any valid Adverse Environmental Condition, the undertaking and completion of those actions and activities necessary to remediate such Adverse Environmental Condition to the degree sufficient that such Adverse Environmental Condition no longer constitutes an Adverse Environmental Condition as defined above.  Buyer shall notify Seller at such time as it believes that it has Remediated an Adverse Environmental Condition along with the compilation of Buyer’s costs in completing the Remediation.  Seller shall promptly reimburse Buyer for such costs.

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4.4                                 If Seller and Buyer are unable to agree on the amount of the Environmental Defect Value within ten (10) days after Seller’ receipt of the Environmental Defect Notice, any proposed Remediation of an Adverse Environmental Condition by Buyer or that an Adverse Environmental Condition exists, has been Remediated or is required to be Remediated, then the dispute will be submitted to ENSR or another mutually acceptable company (the “Environmental Consultant”) whose determination shall be final and binding upon the Parties.  Seller and Buyer shall each bear their respective costs and expenses incurred in connection with any such dispute, and one-half (1/2) of the fees, costs and expenses charged by the Environmental Consultant.  Each Party shall present a written statement of its position on the Adverse Environmental Condition and/or the Environmental Defect Value in question to the Environmental Consultant within five (5) days after the Environmental Consultant is selected, and the Environmental Consultant shall make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement within ten (10) Business Days of receipt of such position statements.  If necessary, the Closing Date shall be deferred only as to those Properties affected by any unresolved disputes regarding the existence of an Adverse Environmental Condition and/or the Environmental Defect Value until the Environmental Consultant has made a determination of the disputed issues with respect thereto and all subsequent dates and required activities with respect to any such Properties having reference to the Closing Date shall be correspondingly deferred; provided, however, that, unless Seller and Buyer mutually agree to the contrary, the Closing Date shall not be deferred in any event for more than sixty (60) days beyond the scheduled Closing Date. Subject to Sections 7.5 and 8.4 of this agreement, all Properties as to which no such dispute(s) exist shall be conveyed to Buyer subject to the terms of this Agreement at Closing.  Once the Environmental Consultant’s determination has been expressed to both Parties, if applicable, Seller shall have five (5) days in which to advise Buyer in writing which of the options available to Seller under Annex II Seller elects regarding each of the Properties as to which the Environmental Consultant has made a determination.

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